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                                                                    EXHIBIT 99.1


                               AQUA AMERICA, INC.
                          2005 EXECUTIVE DEFERRAL PLAN
                          ----------------------------

         In recognition of the services provided by certain key employees, the Board of Directors of Aqua America, Inc. adopted the Plan to make additional retirement benefits available to those individuals. This Plan is intended to replace the Philadelphia Suburban Corporation Executive Deferral Plan (the "Prior Executive Deferral Plan") and no further deferrals will be credited under the Prior Executive Deferral Plan after the effective date of this Plan. The Prior Executive Deferral Plan shall remain in effect with respect to deferrals made prior to January 1, 2005.

                                    ARTICLE 1

                                   Definitions
                                   -----------

1.1      "Account" means a bookkeeping account established pursuant to Section
         3.1 which reflects the amount standing to the credit of the Participant under the Plan.

1.2      "Affiliated Company" means any affiliate or subsidiary of the Company.

1.3 "Base Salary" means the annual amount of base salary and wages paid by the Employer to an Employee for any calendar year of employment, but excluding all Employer contributions to benefit plans and all other forms of compensation.

1.4 "Beneficiary" means the person(s) designated by a Participant to receive any benefits payable under this Plan subsequent to the Participant's death. The Committee shall provide a form for this purpose. In the event a Participant has not filed a Beneficiary designation with the Company, the Beneficiary shall be the Participant's estate.

1.5      "Board" means the Board of Directors of the Company.

1.6 "Bonus" shall mean bonus compensation due to the Employee, if any, under the Company's Incentive Compensation Plan.

1.7      "Code" means the Internal Revenue Code of 1986, as amended.

1.8 "Committee" means the Compensation Committee of the Board which shall act for the Company in making decisions and performing specified duties with respect to the Plan.

1.9      "Company" means Aqua America, Inc. and its successors.

1.10     "Effective Date" means January 1, 2005.

1.11 "Employee" means any individual employed by the Employer as an officer, senior manager or other highly compensated employee, as designated by the Committee, on a regular, full-time basis (in accordance with the personnel policies and practices of the Employer).

1.12 "Employer" means the Company and/or any Participating Employer, either collectively or individually, as the context requires.

1.13 "Key Employee" means (i) an officer of the Company or its affiliates having annual compensation greater than $130,000 (adjusted for inflation and limited to 50 employees), (ii) a five percent owner of the Company and its affiliates, or (iii) a one percent owner of the Company and its affiliates who has annual compensation from the Company and its affiliates greater than $150,000, as determined by the Committee in a manner consistent with the regulations issued under section 409A of the Code.


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1.14     "Participant" means any Employee who satisfies the eligibility requirements set forth in Article 2. In the event of the death or incompetency of a Participant, the term shall mean his personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant's Account.

1.15 "Participating Employer" means any Affiliated Company which is designated by the Committee as a Participating Employer under the Plan. The Committee or a Participating Employer may terminate such designation at any time, but until such acceptance has been terminated, all the provisions of the Plan and amendments thereto shall apply to the Employees of the Participating Employer. In the event the designation as a Participating Employer is terminated by the board of directors of an Affiliated Company, the Plan shall be deemed terminated only with respect to such Participating Employer.

1.16 "Plan" means the Aqua America, Inc. 2005 Executive Deferral Plan as the same is set forth herein, and as it may be amended from time to time.

1.17     "Plan Year" means the calendar year.

1.18 "Separates from Employment" means the Employee's termination of employment from the Employer for any reason. Except as otherwise provided herein, a Separation from Employment shall be deemed to have occurred on the last day of the Employee's service to the Employer and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.

1.19 "Thrift Plan" means the Aqua America, Inc. Thrift Plan, as it may be amended from time to time.

                                    ARTICLE 2

                                   Eligibility
                                   -----------

2.1 Each Employee shall be eligible to participate in the Plan on such date as is specified by the Committee. A list of the individuals participating in the Plan on the Effective Date is attached hereto as Exhibit A; such list may be modified from time to time by the Committee.

                                    ARTICLE 3

                                    Benefits
                                    --------

3.1 The Employer shall create and maintain on its books an Account for each Participant to which it shall credit amounts contributed to the Plan pursuant to this Article 3. The Employer shall also credit each Participant's Account with deemed earnings for each Plan Year in accordance with the provisions of Article 8 hereof.

3.2 Prior to the commencement of any Plan Year, or within 30 days after first being eligible to participate hereunder, a Participant may elect to have the Employer credit to the Participant's Account (as a result of payroll reduction) an amount equal to any whole percentage or dollar amount of the Participant's Bonus, if any, to be earned for such Plan Year. Prior to the commencement of any Plan Year, a Participant may also elect to have the Employer contribute to the Participant's Account (as a result of payroll reduction) an amount equal to any whole percentage or dollar amount of the Participant's Base Salary for services to be rendered during such Plan Year. If an election is made to have a contribution credited to the Participant's Account for a Plan Year, the credit shall be made at the time that such amount would otherwise have been paid and shall reduce the Participant's Bonus or Base Salary, as applicable with respect to that Plan Year by a corresponding amount. The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Committee to the Participants prior to the commencement of a Plan Year. In addition, at the time of his or her deferral election for each Plan Year, a Participant shall elect the form of payment, as described in Section 4.1 below, with respect to deferred Base Salary and/or Bonus for the upcoming Plan Year.
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3.3      Any elections under this Article shall be made in writing on such form and at such time as the Committee shall specify consistent with the provisions of Section 3.2. Any election by a Participant pursuant to this Section 3.3 shall be irrevocable as to any credits made to a Participant's Account in a Plan Year.

3.4 For each Plan Year, the Employer shall also credit to the Participant's Account an amount equal to the excess of the contribution that would have been made by the Employer under the Thrift Plan on behalf of the Participant if it were not for the limitations imposed by the Code over the amount actually contributed by the Employer to the Thrift Plan on behalf of the Participant. In addition, the Employer may make an additional credit to each Participant's Account for any Plan Year in such amount as shall be approved by the Committee. Such credits shall be deemed to have occurred at the time such amounts would otherwise have been contributed to the Thrift Plan or at such other time as is specified by the Employer.

                                    ARTICLE 4

                          Distributions to Participants
                          -----------------------------

4.1 A Participant's benefit under the Plan shall be distributed in one lump sum, or, if at least $25,000 is credited to a Participant's Account, in 12 annual installments (with the balance to be distributed continuing to be credited with deemed earnings for each subsequent Plan Year in accordance with the provisions of Article 8 hereof) equal to 1\12, 1\11, 1\10\, 1\9, 1\8, 1\7, 1\6, 1\5, 1\4, 1\3, 1\2, and 1\1 of the
         balance then credited to the Participant's Account, and shall be paid, or commence, as soon as practicable following the completion of the valuation of the Participant's Account for the last day of the month in which the Participant Separates from Employment, as previously elected by the Participant. Notwithstanding anything herein to the contrary, in the event that such a Participant fails to make an election, distribution shall be in the form of one lump sum payment paid as soon as practicable after the first day of the year following the date the Participant Separates from Employment.

4.2 The Committee may establish rules allowing Participants to make a "second election" to postpone payment of his or her Account, in accordance with section 409A of the Code and the regulations thereunder. In that event, (i) the subsequent election may not take effect unless the Participant is employed for at least 12 months after the date on which the election is made and (ii) except with respect to an election related to payment upon death, disability or a severe financial hardship, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made.

4.3 Notwithstanding any provision of the Plan to the contrary, distributions upon a Separation from Employment to a Participant who is a Key Employee may not be made earlier than the first day of the seventh month following the date of the Participant's Separation from Employment, as required by section 409A of the Code and any regulations issued thereunder.

4.4 In the event that a Participant incurs a "significant financial hardship" while employed by the Employer, as determined by the Committee, the Participant may apply, in writing, for a withdrawal of all or a portion of the balance credited to the Participant's Account in the form of a lump sum in cash. All determinations by the Committee regarding the existence of a financial hardship shall be made in accordance with the Section 409A of the Internal Revenue Code of 1986, as amended. The Committee shall determine whether to permit such a withdrawal and, based upon the Participant's application, the amount necessary to satisfy that hardship, which shall be distributed in a single sum as soon as practicable after the Committee's determination. Such a request shall be approved, however, only upon a finding that the Participant has suffered a severe financial hardship which has resulted from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or




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         other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control, and then only in an amount necessary to eliminate such hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

                                    ARTICLE 5

                                  Death Benefit
                                  -------------

5.1 In the event of the death of a Participant prior to the payment of the full benefit due pursuant to Article 4, the Participant's Beneficiary shall receive a lump sum distribution equal to the balance of the Participant's Account on the date of death; provided, however, in the event of the death of a Participant after payment of annual installments has commenced pursuant to Section 4.1 hereof, the Participant's Beneficiary will continue to receive the remaining annual installment payments due following the Participant's death. The lump sum benefit payment to the Beneficiary will be made as soon as practicable following the completion of the valuation of the deceased Participant's Account.

                                    ARTICLE 6

                                     Vesting
                                     -------

6.1      The balance credited to a Participant's Account attributable to Section
         3.2 shall be fully vested at all times. Credits attributable to Section
         3.4 shall vest at the same time as the Participant's accrued benefit under the terms of the Retirement Plan for Employees of Aqua America, Inc. and Subsidiaries.

                                    ARTICLE 7

                                     Funding
                                     -------

7.1 The Board may, but shall not be required to, authorize the establishment of a trust by the Employer to serve as the funding vehicle for the benefits described in Article 3 hereof. In any event, the Employer's obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Employer. In addition, it is the intention of the Employer that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                                    ARTICLE 8

                                   Investments
                                   -----------

8.1 Except as provided otherwise below, the balance credited to a Participant's Account shall be deemed to be invested in an interest bearing instrument which shall provide for interest to be credited and compounded monthly at an effective rate equal to 100 basis points in excess of the prime commercial lending rate established by Mellon Bank N.A., or such other bank determined by the Committee to be the Company's primary bank as of the beginning of any Plan Year, as in effect on the 15th day of each month (or if such day is a non-business day, on the first business day thereafter) during which there is a positive balance in a Participant's Account. Interest shall be applied to the average balance of each Participant's Account during the prior 30-day period. For any Plan Year, the Committee may determine to make available, and announce to the Participants the procedure to elect, other deemed forms of investment for the amounts credited to the Accounts. Notwithstanding anything herein to the contrary, the Company may, but shall not be required to, actually invest any funds in the forms of investment made available hereunder and, in any event, any such investments shall at all times remain the property of the Company. Any such other deemed forms of investment shall be described on Exhibit B hereto, as in effect and amended from time to time, and shall be incorporated herein by reference.
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                                    ARTICLE 9

                                 Administration
                                 --------------

9.1 The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of or in connection with, the administration of the Plan or any rules adopted thereunder, shall in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Employer, the Board, all Employees, all beneficiaries of Employees and all persons and entities having an interest therein.

9.2 Members of the Committee shall serve without compensation for their services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Employer.

9.3 The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

9.4 Any decisions, actions or interpretations to be made under the Plan by the Company, Employer or the Committee (other than in the administration of the Plan) shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

                                   ARTICLE 10

                                    Amendment
                                    ---------

10.1 The Plan may be amended by the Committee at any time and from time to time all without prior notice to any person or entity; provided, however, that no such amendment shall have the effect of divesting a Participant of the benefit which the Participant would otherwise receive hereunder at the time the amendment is adopted. Without limiting the foregoing, the Committee may amend the Plan in any manner that it deems appropriate, including amending outstanding deferral elections, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant.

                                   ARTICLE 11

                                   Termination
                                   -----------

11.1 Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Employer. The Committee, acting on behalf of the Employer, shall have the right to terminate the Plan in whole or in part at any time all without prior notice to any person or entity; provided, however, that such termination shall not have the effect of divesting a Participant of the benefit which the Participant would otherwise receive hereunder at the time of the termination. Without limiting the foregoing, the Committee may terminate the Plan or outstanding deferral elections as it deems appropriate, if necessary or appropriate to comply with changes to applicable law, without the consent of any Participant.

                                   ARTICLE 12

                                  Miscellaneous
                                  -------------

12.1 Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of the Employer.

12.2 Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.

12.3 The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Employer.

12.4 The masculine pronoun whenever used shall include the feminine and the singular shall be construed as the plural, where applicable.

12.5 The provisions of the Plan shall be construed and applied under the laws of the Commonwealth of Pennsylvania.

12.6 The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In addition, a Participant's rights hereunder are not subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's Beneficiary.

12.7 If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not effect any other provisions hereof and the Plan shall be construed and enforced as if such provisions had not been included.

12.8 The headings and captions herein are provided for convenience only, and shall not be construed as part of the Plan, and shall not be employed in the construction of the Plan.

12.9 Any benefit payable to or for the benefit of a payee who is a minor, an incompetent person, or is otherwise incapable of receipting therefore shall be deemed paid when paid to such person's guardian or to the party providing, or a reasonably appearing to provide, the care for such person, and such payment shall fully discharge the Employer, the Committee, the Board and all other parties with respect thereto.



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                                    EXHIBIT A



NAME
----
DEBENEDICTIS                                STAHL
KYRISS                                      REIGLER
SMELTZER                                    HUGUS
LIPTAK                                      PAPE
KROPILAK                                    PISHKUR
SCHULMAN                                    RAKOCY
FRANKLIN                                    KELLEY
ROSS                                        CHAIN
DONATONI                                    RUBIN
MCNULTY                                     GERMON
COCCO                                       LUITWEILER
ROBERTS                                     FOX
BROUSSARD                                   LUNING
RITTER                                      SUBASIC
LAUGHMAN                                    SIMPSON
KRIEDER                                     KNOWLTON
KOPAS                                       BISSON
BUNOSKY                                     TAGERT
HEAVENER                                    PHILLIPS
MCMULLEN                                    DOYLE
GRIFFIN                                     HEICHEL
BARRETT                                     ORTH
ERICSSON                                    HERTZ
ODELL                                       PURTZ
MILLER                                      GRANTMYRE
TWEED                                       HILBURN
DURHAM                                      MOSLEY
SHAW                                        SUTTER
RAPCIEWICZ                                  SAULINE
JERDON                                      NAVALINE

                                    EXHIBIT B


The following additional deemed investment may be elected by a Participant:


         1. Life Insurance - A Participant (who is insurable) may elect, at the time and in the manner specified by the Committee, to direct that any portion or all of the amounts elected to be deferred under Section 3.2 of the Plan be deemed invested in a life insurance contract on the Participant's life with the amount of the death benefit determined by the Committee (taking into account, among other things the Participant's insurability) and permitting the Participant to direct the investment of any funds deemed invested under the insurance contract in excess of that necessary to keep the death benefit in force. Upon a distribution event under Article 4, and notwithstanding anything in the Plan to the contrary, the Committee may determine to distribute an insurance contract to the Participant in the event that the Company had determined to purchase such a life insurance contract in light of the Participant's election hereunder. If the Company determines to purchase a contract hereunder, it may permit the Participant to designate a beneficiary under the contract to receive the death benefit in the event of the Participant's death prior to a distribution event under Article 4, which shall be taken into account in determining whether any additional sums are owed under
Article 5.